EXHIBIT 23.2

Consent of Independent Accountants

     We hereby consent to the incorporation in this registration statement on Form S-8 of our report dated January 18, 2002 relating to the financial statements, which appear in the 2001 Annual Report to Shareholders of Fording Inc., which is included in Fording Inc.'s Annual Report on Form 40-F for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Calgary, Alberta

February 25, 2003